Exhibit 99.1

5835 Peachtree Corners East • Norcross, GA 30092
Telepone (770) 242-8723 Fax (770) 242-8639

FOR IMMEDIATE RELEASE

Guided Therapeutics’ LuViva® Advanced Cervical Scan Clinical Trial Results to be

Published in Journal, Gynecologic Oncology

LuViva meets the need for an inexpensive, convenient and accurate test to reduce false positive referrals to colposcopy and increases the likelihood of finding cancer and precancer earlier

NORCROSS, GA (May 1, 2013) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) today announced that multi-center, clinical trial results for the LuViva® Advanced Cervical Scan are set to be published in an upcoming issue of Gynecologic Oncology, the official publication of the Society of Gynecologic Oncology. The publication is authored by ten leading doctors who conducted the trial at seven prestigious medical institutions in the United States.

The article entitled “Multimodal hyperspectroscopy as a triage test for cervical neoplasia: Pivotal clinical trial results” states that cervical spectroscopy (LuViva) detected 36.4% more cervical intraepithelial neoplasia (CIN2+) than tests used under current guidelines and could reduce unnecessary referrals of women with normal pathology by as much as 40%.

“Similar to other published studies, our study indicated that fewer than 20% of the women who are recalled after cervical screening actually have disease that requires treatment, resulting in a large number of women receiving unnecessary procedures, which creates an unnecessary burden on the financial and human resources of healthcare systems,” said Leo B. Twiggs, MD, lead author of the paper and Professor of Obstetrics and Gynecology at Sylvester Comprehensive Cancer Center at the University of Miami Miller School of Medicine. “If used to triage women right after screening, LuViva could reduce those unnecessary procedures by 35–40%, thus significantly reducing health care expenditures in the field of cervical precancer and improving the patient’s experience.”

“Results of the study demonstrate the value of LuViva to the patient, the physician, as well as the payer,” said Mark L. Faupel, Ph.D., CEO and president of Guided Therapeutics, Inc. “The patient benefits by receiving results immediately and avoiding unnecessary and painful follow-up procedures, the physician experiences enhanced practice efficiency and the payer reduces costs based on fewer unnecessary procedures.”

The study was conducted by a team of researchers consisting of Dr. Twiggs, Nahida A. Chakhtoura, MD, University of Miami, Miller School of Medicine; Daron G. Ferris, MD, Medical College of Georgia; Lisa C. Flowers, MD, Emory University School of Medicine; Marc L. Winter, MD, Orange Coast Women’s Medical Group; Daniel R. Sternfeld, MD, Saddleback Women’s Medical Group; Manocher Lashgari, MD, University of Connecticut School of Medicine; Alexander F. Burnett, MD, University of Arkansas; Stephen S. Raab, MD, University of Colorado; and Edward J. Wilkinson, MD, University of Florida.

About the Study

A total of 1,607 women were evaluated with multimodal hyperspectroscopy (LuViva). Subjects who were referred to colposcopy based on abnormal screening tests or other referral criteria underwent the LuViva test and also had a sample taken for additional cytology and presence of high risk human papilloma virus (HPV), prior to undergoing biopsy. Sensitivity of LuViva for cervical intraepithelial neoplasia (CIN) 2 + was 91.3% (252/276). Specificity, or the potential reduction in referrals to colposcopy and biopsy, was 38.9% (222/570) for women with normal or benign histology and 30.3% (182/601) for women with CIN1 histology. Two year follow-up data, collected for a subgroup of 804 women, revealed 67 interval CIN2 + that originally were diagnosed at enrollment as normal or CIN1. LuViva identified 60 of these (89.6%) as positive for CIN2 + prior to their discovery during the two year follow-up period.

The LuViva Advanced Cervical Scan is compliant with both Edition 2 and Edition 3 CE standards, has marketing approval from Health Canada and the Singapore Health Sciences Authority, and is under U.S. Food and Drug Administration Premarket review.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

###

Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided Therapeutics – 770-242-8723